Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-231751

Pricing Supplement dated August 27, 2021 to the
Product Prospectus Supplement MLN-ES-ETF-1 dated November 6, 2020 and
Prospectus Dated June 18, 2019
The Toronto-Dominion Bank $4,753,000 Callable Contingent Interest Barrier Notes Linked to the Common Stock of Palantir Technologies Inc. Due August 31, 2023
The Toronto-Dominion Bank (“TD” or “we”) has offered the Callable Contingent Interest Barrier Notes (the “Notes”) linked to the common stock of Palantir Technologies Inc. (the “Reference Asset”).
The Notes will pay a Contingent Interest Payment on a Contingent Interest Payment Date (including the Maturity Date) at a per annum rate of 12.15% (the “Contingent Interest Rate”) only if, on the related Contingent Interest Observation Date, the Closing Value of the Reference Asset is greater than or equal to the Contingent Interest Barrier Value, which is equal to 50.00% of the Initial Value. If, however, the Closing Value of the Reference Asset is less than the Contingent Interest Barrier Value on a Contingent Interest Observation Date, no Contingent Interest Payment will accrue or be payable on the related Contingent Interest Payment Date.
TD may, in its discretion, elect to call the Notes (an “Issuer Call”) in whole, but not in part, on any Call Payment Date (quarterly, commencing on the 1st Contingent Interest Payment Date and other than the Maturity Date) upon at least three Business Days’ prior written notice, regardless of the Closing Value of the Reference Asset. If TD elects to call the Notes prior to maturity, the Call Payment Date will be the corresponding Contingent Interest Payment Date and, on such date, we will pay you a cash payment per Note equal to the Principal Amount plus any Contingent Interest Payment otherwise due. No further payments will be made on the Notes following an Issuer Call.
If TD does not elect to call the Notes prior to maturity, the payment or delivery you receive at maturity, in addition to any Contingent Interest Payment otherwise due, if anything, will depend on the Closing Value of the Reference Asset on the Final Valuation Date (the “Final Value”) relative to the Barrier Value, which is equal to 50.00% of the Initial Value, calculated as follows:
•	If the Final Value is greater than or equal to the Barrier Value, you will receive an amount in cash per Note equal to:
the Principal Amount of $1,000
•	If the Final Value is less than the Barrier Value, you will receive a number of shares (and/or cash in lieu of any fractional share) per Note equal to:
the Physical Delivery Amount
If TD does not elect to call the Notes prior to maturity, investors may suffer a percentage loss on their initial investment that, based on the Final Value, will be equal to the percentage decline of the Reference Asset from the Initial Value to the Final Value. Specifically, if TD does not elect to call the Notes prior to maturity and the Final Value is less than the Barrier Value, investors will receive a number of shares (and/or cash in lieu of any fractional share) of the Reference Asset equal to the Physical Delivery Amount, the value of which is expected to be worth significantly less than the Principal Amount and may even be worthless. Any payments on or deliveries in respect of the Notes are subject to our credit risk.
The Notes do not guarantee the payment of any Contingent Interest Payments or the return of the Principal Amount. If the Final Value is less than the Barrier Value, investors may lose up to their entire investment in the Notes. Any payments on or deliveries in respect of the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the product prospectus supplement MLN-ES-ETF-1 dated November 6, 2020 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 18, 2019 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date against payment in immediately available funds.
The estimated value of your Notes at the time the terms of your Notes were set on the Pricing Date was $949.90 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-9 and “Additional Information Regarding the Estimated Value of the Notes” on page P-18 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
	Public Offering Price	Underwriting Discount[1]	Proceeds to TD1
Per Note	$1,000.00	$17.50	$982.50
Total	$4,753,000.00	$83,177.50	$ 4,669,822.50
[1]
TD Securities (USA) LLC (“TDS”) will receive a commission of $17.50 (1.75%) per $1,000.00 Principal Amount of the Notes and will use all of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. Such other dealers may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $10.00 per Note. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Callable Contingent Interest Barrier Notes Linked to the Common Stock of Palantir Technologies Inc. Due August 31, 2023

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Callable Contingent Interest Barrier Notes
Term:	Approximately 2 years, subject to an Issuer Call
Reference Asset:	The common stock of Palantir Technologies Inc. (Bloomberg Ticker: PLTR)
CUSIP / ISIN:	89117GCE5 / US89117GCE52
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	August 27, 2021
Issue Date:
September 2, 2021, which is four Business Days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two Business Days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in four Business Days (“T+4”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final Valuation Date:	The final Contingent Interest Observation Date, as specified below under “Contingent Interest Observation Dates”.
Maturity Date:	August 31, 2023, subject to postponement as described below under “Contingent Interest Observation Dates” or, if such day is not a Business Day, the next following Business Day.
Issuer Call Feature:
Quarterly, commencing on the 1st Contingent Interest Payment Date, TD may, in its discretion, elect to call the Notes in whole, but not in part, on any Call Payment Date (other than the Maturity Date) upon at least three Business Days’ prior written notice, regardless of the Closing Value of the Reference Asset. If TD elects to call the Notes prior to maturity, on the related Call Payment Date, we will pay you a cash payment per Note equal to the Principal Amount plus any Contingent Interest Payment otherwise due. No further payments will be made on the Notes following an Issuer Call.

TD SECURITIES (USA) LLC	P-2

Call Payment Date:
If TD elects to call the Notes prior to maturity on any Contingent Interest Payment Date (from and including the 1st Contingent Interest Payment Date to and excluding the Maturity Date), the Call Payment Date will be the corresponding Contingent Interest Payment Date.

Contingent Interest Payment:
If the Closing Value of the Reference Asset is greater than or equal to the Contingent Interest Barrier Value on any Contingent Interest Observation Date, a Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, in an amount equal to:
Principal Amount x Contingent Interest Rate x 1/4
If the Closing Value of the Reference Asset is less than the Contingent Interest Barrier Value on any Contingent Interest Observation Date, you will receive no Contingent Interest Payment on the corresponding Contingent Interest Payment Date.
Contingent Interest Payments on the Notes are not guaranteed. You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of the Reference Asset on the related Contingent Interest Observation Date is less than the Contingent Interest Barrier Value.
All amounts used in or resulting from any calculation relating to a Contingent Interest Payment will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.

Contingent Interest Rate:	12.15% per annum
Contingent Interest Barrier Value:
$12.855, which is 50.00% of the Initial Value
The Contingent Interest Barrier Value is determined by the Calculation Agent and is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product prospectus supplement.

Contingent Interest Observation Dates:
Quarterly, on the 27th calendar day of each February, May, August and November, commencing on November 27, 2021 and ending on August 28, 2023 (the “Final Valuation Date”), or, if such day is not a Trading Day, the next following Trading Day. If a market disruption event occurs or is continuing with respect to the Reference Asset on any Contingent Interest Observation Date, the Contingent Interest Observation Date will be postponed until the next Trading Day on which no market disruption event occurs or is continuing for the Reference Asset. In no event, however, will any Contingent Interest Observation Date be postponed by more than eight Trading Days. If the determination of the Closing Value of the Reference Asset for any Contingent Interest Observation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of the Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the market disruption event. If a Contingent Interest Observation Date (or the Final Valuation Date) is postponed, the corresponding Contingent Interest Payment Date (or Maturity Date) or Call Payment Date, as applicable, will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).

Contingent Interest Payment Dates:
With respect to each Contingent Interest Observation Date, the third Business Day following the relevant Contingent Interest Observation Date, with the exception of the final Contingent Interest Payment Date, which will be the Maturity Date, subject to postponement as described above under “— Contingent Interest Observation Dates” or, in each case, if such day is not a Business Day, the next following Business Day.

TD SECURITIES (USA) LLC	P-3

Payment at Maturity:
If TD does not elect to call the Notes prior to maturity, on the Maturity Date, in addition to any Contingent Interest Payment otherwise due, the payment or delivery you receive at maturity will be as follows:

If the Final Value is greater than or equal to the Barrier Value, you will receive an amount in cash per Note equal to:
the Principal Amount of $1,000.
If the Final Value is less than the Barrier Value, you will receive a number of shares (and/or cash in lieu of any fractional share) per Note equal to:
the Physical Delivery Amount
In this scenario, investors will suffer a percentage loss on their initial investment that, based on the Final Value, will be equal to the percentage decline of the Reference Asset from the Initial Value to the Final Value. Specifically, if TD does not elect to call the Notes prior to maturity and the Final Value is less than the Barrier Value, investors will receive a number of shares (and/or cash in lieu of any fractional share) of the Reference Asset equal to the Physical Delivery Amount, the value of which is expected to be worth significantly less than the Principal Amount and may even be worthless. Any payments on or deliveries in respect of the Notes are subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Initial Value:
$25.71, which was the Closing Value of the Reference Asset on the Pricing Date, as determined by the Calculation Agent and subject to adjustment, as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product prospectus supplement.

Closing Value:
The closing sale price or last reported sale price (or, in the case of Nasdaq, the official closing price) of the Reference Asset on a per-share or other unit basis, on any Trading Day or, if the Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of the Reference Asset.

Final Value:	The Closing Value of the Reference Asset on the Final Valuation Date.
Barrier Value:
$12.855, which is 50.00% of the Initial Value
The Barrier Value is determined by the Calculation Agent and is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product prospectus supplement.

Physical Delivery Amount:
38.8954, which is a number of shares per Note of the Reference Asset equal to the quotient of the Principal Amount divided by the Initial Value (observed to four decimal places).
The Physical Delivery Amount is determined by the Calculation Agent and is subject to adjustment if the corresponding Initial Value is adjusted as described above.
If this number is not a round number, then any fractional share shall be paid in cash in an amount equal to the product of such fraction and the Final Value. For the avoidance of doubt, if the Physical Delivery Amount is less than 1.0000, on the Maturity Date, you will receive an amount in cash per Note, if anything, based on the cash value of the fractional share, as described in the preceding sentence.
Investors should note that the value of the Physical Delivery Amount investors receive on the Maturity Date may be less than the payment that investors would have received had we instead paid an amount in cash, as a result of any decrease in the market value of the Reference Asset during the period between the Final Valuation Date and the Maturity Date.

Monitoring Period:	Final Valuation Date Monitoring
Trading Day:	A day on which the principal trading market for the Reference Asset is scheduled to be open for trading, as determined by the Calculation Agent.

TD SECURITIES (USA) LLC	P-4

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Reference Asset. Pursuant to this approach, it is likely that any Contingent Interest Payment that you receive should be included in ordinary income at the time you receive the payment or when it accrues, depending on your regular method of accounting for U.S. federal income tax purposes. Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement. An investment in the Notes is not appropriate for non-U.S. holders, and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes.

Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences”, which applies to the Notes.
Record Date:	The Business Day preceding the relevant Contingent Interest Payment Date.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.

TD SECURITIES (USA) LLC	P-5

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement MLN-ES-ETF-1 (the “product prospectus supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated June 18, 2019:
http://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm
◾	Product Prospectus Supplement MLN-ES-ETF-1 dated November 6, 2020:
http://www.sec.gov/Archives/edgar/data/947263/000114036120024821/brhc10016595_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank”, “we”, “us”, or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-6

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss and You May Receive Shares of the Reference Asset in Lieu of Any Cash Payment on the Maturity Date.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if TD does not elect to call the Notes prior to maturity and the Final Value is less than the Barrier Value, investors will receive a number of shares (and/or cash in lieu of any fractional share) of the Reference Asset equal to the Physical Delivery Amount, the value of which is expected to be less than the Principal Amount and may even be worthless. The value of the Physical Delivery Amount received on the Maturity Date may be less than the payment that investors would have received had we instead paid an amount in cash based on the Final Value, as a result of any decrease in the market value of the Reference Asset during the period between the Final Valuation Date and the Maturity Date.
You Will Not Receive Any Contingent Interest Payment for Any Contingent Interest Payment Date If the Closing Value of the Reference Asset on the Corresponding Contingent Interest Observation Date Is Less Than the Contingent Interest Barrier Value.
You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of the Reference Asset on the related Contingent Interest Observation Date is less than the Contingent Interest Barrier Value. If the Closing Value of the Reference Asset is less than the Contingent Interest Barrier Value on each Contingent Interest Observation Date over the term of the Notes, you will not receive any Contingent Interest Payments and you will not receive a positive return on your Notes. Generally, this non-payment of any Contingent Interest Payment will coincide with a greater risk of principal loss on your Notes.
The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, If Any, Regardless of Any Appreciation in the Value of the Reference Asset.
The potential positive return on the Notes is limited to any Contingent Interest Payments paid, meaning any positive return on the Notes will be composed solely of the sum of any Contingent Interest Payments paid over the term of the Notes. Therefore, if the appreciation in the value of the Reference Asset exceeds the sum of any Contingent Interest Payments actually paid on the Notes, the return on the Notes will be less than the return on a direct investment in the Reference Asset or in a security directly linked to the positive performance of the Reference Asset. Further, if TD elects to call the Notes prior to maturity, you will not receive any Contingent Interest Payments or any other payment in respect of any Contingent Interest Payment Date after the Call Payment Date and your return on the Notes will likely be less than if the Notes remained outstanding until maturity.
Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for fixed interest payments and you may not receive any Contingent Interest Payments over the term of the Notes. Even if you do receive one or more Contingent Interest Payments and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
TD May Elect to Call the Notes Prior to the Maturity Date And the Notes Are Subject to Reinvestment Risk.
TD may elect to call the Notes in its discretion on any Call Payment Date (quarterly, commencing on the 1st Contingent Interest Payment Date and other than the Maturity Date) upon prior written notice as specified under “Summary — Issuer Call Feature” herein. Following an Issuer Call, no further payments will be owed to you under the Notes. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. If TD does elect to call the notes prior to maturity, there is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
It is more likely that TD will elect to call the Notes prior to maturity when the expected amounts payable and/or deliverable on the Notes, including Contingent Interest Payments and the Payment at Maturity, are greater than the amounts that would be payable and/or deliverable in the market on other comparable instruments issued by TD with a similar maturity. The greater likelihood of TD calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar Contingent Interest Rate. TD is less likely to call the Notes prior to maturity when the expected amount payable and/or deliverable on the Notes, both Contingent Interest Payments and at maturity, are less than the amounts that would be payable in the market on other comparable instruments issued by TD with a similar maturity, which includes periods when the value of the Reference Asset is less than the Contingent Interest Barrier Value and/or Barrier Value. Therefore, the Notes are more likely to

TD SECURITIES (USA) LLC	P-7

remain outstanding when the expected amount payable and/or deliverable on the Notes is less than what would be payable and/or deliverable on other comparable instruments and when your risk of not receiving a Contingent Interest Payment and/or the Principal Amount at maturity is relatively higher.
The Amounts Payable and/or Deliverable on the Notes Are Not Linked to the Value of the Reference Asset at Any Time Other Than on the Contingent Interest Observation Dates (Including the Final Valuation Date).
Any amounts payable and/or deliverable on the Notes will be based on the Closing Value of the Reference Asset only on the Contingent Interest Observation Dates (including the Final Valuation Date). Even if the value of the Reference Asset appreciates prior to the relevant Contingent Interest Observation Date but then drops on that day to a Closing Value that is less than the Contingent Interest Barrier Value, you will not receive any Contingent Interest Payment on the corresponding Contingent Interest Payment Date. Similarly, the Payment at Maturity may be significantly less than it would have been had the Notes been linked to the Closing Value of the Reference Asset on a date other than the Final Valuation Date, and may be zero. Although the actual value of the Reference Asset at other times during the term of the Notes may be higher than the value on one or more Contingent Interest Observation Dates (including the Final Valuation Date), any Contingent Interest Payments on the Notes and the Payment at Maturity will be based solely on the Closing Value of the Reference Asset on the applicable Contingent Interest Observation Date (including the Final Valuation Date).
An investment in Notes with Contingent Interest Payments and an Issuer Call Feature May Be More Sensitive to Interest Rate Risk Than an Investment in Notes Without Such Features.
Because of the contingent interest and Issuer Call features of the Notes, you will bear greater exposure to fluctuations in interest rates than if you purchased notes without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise and the Contingent Interest Rate is, therefore, less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your Notes at such time, the value of your Notes in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the Contingent Interest Rate and TD elects to call the Notes, there is a lower likelihood that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk.
The Contingent Interest Rate Will Reflect, In Part, the Volatility of the Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, a higher volatility of the Reference Asset results in a greater likelihood that that the Closing Value of the Reference Asset could be less than the Contingent Interest Barrier Value on a Contingent Interest Observation Date or the Barrier Value on the Final Valuation Date. Volatility means the magnitude and frequency of changes in the value of the Reference Asset. This greater risk will generally be reflected in a higher Contingent Interest Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Contingent Interest Rate is set on the Pricing Date, the Reference Asset’s volatility can change significantly over the term of the Notes, and may increase. The value of the Reference Asset could fall sharply on the Contingent Interest Observation Dates, resulting in few or no Contingent Interest Payments or on the Final Valuation Date, resulting in a significant or entire loss of principal.
You Will Have No Rights That a Holder of Shares of the Reference Asset Would Have and You Will Not Be Entitled to Any Dividends or Other Distributions on The Reference Asset.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Unless and until you receive the Physical Delivery Amount on the Maturity Date, investing in the Notes will not make you a holder of shares of the Reference Asset and you will not have any voting rights, any rights to receive dividends or other distributions or any rights against the issuer of the Reference Asset (the “Reference Asset Issuer”). As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of the Reference Asset and received any dividends or other distributions on such shares.
Risks Relating to Characteristics of the Reference Asset
There Are Single Stock Risks Associated with the Reference Asset.
The value of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset and the Reference Asset Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. In addition, recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Issuer and, therefore, the Reference Asset. You, as an investor in the Notes, should make your own investigation into the Reference Asset and Reference Asset Issuer. For additional information, see “Information Regarding the Reference Asset” herein and the Reference Asset Issuer’s SEC filings. We urge you to review financial and other information filed periodically by the Reference Asset Issuer with the SEC.
We Do Not Control the Reference Asset Issuer and Are Not Responsible for its Disclosures.
Neither we nor any of our affiliates have the ability to control the actions of the Reference Asset Issuer and have not conducted any independent review or due diligence of any information related to the Reference Asset or Reference Asset Issuer. We are not responsible for the Reference Asset Issuer’s public disclosure of information on itself or the Reference Asset, whether contained in SEC filings or otherwise. You should make your own investigation into the Reference Asset Issuer.

TD SECURITIES (USA) LLC	P-8

The Reference Asset Has a Limited Trading History.
The Reference Asset only recently commenced trading on its current primary exchange and, therefore, has limited historical performance. Because the Reference Asset has a very limited trading history, your investment linked to the Reference Asset may involve greater risks than an investment linked to the common stock of a company with a more established record of performance. For additional information about the Reference Asset see the section “Information about the Reference Asset” herein. Past performance of the Reference Asset should not be considered indicative of future performance of the Reference Asset.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes is less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models when the terms of the Notes were set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes”. The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade

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at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
Furthermore, TD’s right to call the Notes prior to maturity may also adversely impact your ability to sell your Notes in the secondary market. If you are able to sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the Reference Asset at such time, and as a result, you may suffer substantial losses.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
If the Value of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the value of the Reference Asset may not result in a comparable change in the market value of your Notes. Even if the Closing Value of the Reference Asset remains equal to or greater than the Contingent Interest Barrier Value and Barrier Value or increases to greater than the Initial Value during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine whether the Contingent Interest Payment is payable on any Contingent Interest Payment Date and the Payment at Maturity on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. Moreover, we may elect to call the Notes pursuant to the Issuer Call Feature. If we do elect to call the Notes prior to maturity, such decision may be based on factors that make an Issuer Call at that time less favorable to you. The Calculation Agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect any amount payable and/or deliverable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product prospectus supplement.
You Will Have Limited Anti-Dilution Protection.
The Calculation Agent may adjust the Initial Value, and therefore the Physical Delivery Amount, Contingent Interest Barrier Value and Barrier Value, for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Reference Asset, but only in the situations we describe in “General Terms of the Notes — Anti-Dilution Adjustments” in the product prospectus supplement. The Calculation Agent will not be required to make an adjustment for every event that may affect the Reference Asset. Those events or other actions by the Reference Asset Issuer or a third party may nevertheless adversely affect the value of the Reference Asset, and adversely affect the value of, and return on, your Notes. Furthermore, following certain reorganization events relating to the Reference Asset Issuer where it is not the surviving entity, the amount of cash or shares you receive at maturity may be based on the equity security of a successor issuer to the Reference Asset Issuer in combination with any cash or any other assets distributed to holders of the Reference Asset in such reorganization event, as described further in “General Terms of the Notes — Reorganization Events” in the product prospectus supplement
Any Contingent Interest Observation Date (including the Final Valuation Date) and the Related Payment Dates are Subject to Market Disruption Events and Postponements.
Each Contingent Interest Observation Date (including the Final Valuation Date) and the related payment dates (including the Maturity Date) are subject to postponement as described in the product prospectus supplement due to the occurrence of one of more market disruption events. For a description  of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes — Market Disruption Events” in the product prospectus supplement and under “Summary—Contingent Interest Observation Dates” herein.
Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amounts Payable and/or Deliverable on, the Notes.
We, the Agent and our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the Reference Asset, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Reference Asset.

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These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and our affiliates may, at present or in the future, engage in business with the Reference Asset Issuer, including making loans or providing advisory services to the Reference Asset Issuer. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent or our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates or the Agents or their affiliates may affect the value of the Reference Asset and, therefore, the market value of the Notes, whether the Contingent Interest Payment is payable on any Contingent Interest Payment Date and the Payment at Maturity, if any. Further, TD is less likely to call the Notes when the Closing Value of the Reference Asset is less than the Contingent Interest Barrier Value and, therefore, any hedging activities that adversely affect the value of the Reference Asset may also diminish the probability of TD calling the Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Reference Asset, any amount payable and/or deliverable on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amount payable and/or deliverable under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please carefully read the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement. You should consult your tax advisor as to the tax consequences of an investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The Closing Values and Percentage Changes of the Reference Asset used to illustrate the calculation of whether a Contingent Interest Payment is payable on a Contingent Interest Payment Date and the Payment at Maturity are not estimates or forecasts of the actual Initial Value, Closing Value, Final Value or the value of the Reference Asset on any Trading Day prior to the Maturity Date. All examples assume an Initial Value of $100.00, a Contingent Interest Barrier Value of $50.00 (50.00% of the Initial Value), a Barrier Value of $50.00 (50.00% of the Initial Value), a Contingent Interest Payment of $30.375 per Note (reflecting the Contingent Interest Rate of 12.15% per annum), quarterly Call Payment Dates commencing on the 1st Contingent Interest Payment Date and other than the Maturity Date, a Physical Delivery Amount of 10.0000, that a holder purchased Notes with a Principal Amount of $1,000 and that no market disruption event occurs on any Contingent Interest Observation Date (including the Final Valuation Date). The actual terms of the Notes are set forth elsewhere in this pricing supplement.
Example 1 —	TD Elects to Calls the Notes On the First Potential Call Payment Date.
	Closing Value	Payment (per Note)
First Contingent Interest Observation Date	$90.00 (greater than or equal to the Contingent Interest Barrier Value)	$1,000.00 (Principal Amount) + $ 30.375 (Contingent Interest Payment) $1,030.375 (Total Payment upon Issuer Call)
Because TD elects to call the Notes on the first potential Call Payment Date (which is also the 1st Contingent Interest Payment Date) and the Closing Value of the Reference Asset is greater than or equal to the Contingent Interest Barrier Value on the corresponding Contingent Interest Observation Date, on the Call Payment Date, we will pay you a cash payment equal to $1,030.375 per Note (reflecting the Principal Amount plus the applicable Contingent Interest Payment), a return of 3.0375% per Note. No further amounts will be owed under the Notes.
Example 2 —
The Closing Value of the Reference Asset is Less Than the Contingent Interest Barrier Value on Each of the Contingent Interest Observation Dates Prior to the Final Valuation Date, TD Does Not Elect to Call the Notes Prior to Maturity and the Final Value is Greater Than or Equal to the Barrier Value and Contingent Interest Barrier Value.

	Closing Value	Payment (per Note)
First Contingent Interest Observation Date	$49.00 (less than the Contingent Interest Barrier Value)	$0.00

Second through Seventh Contingent Interest Observation Dates	Various (all less than the Contingent Interest Barrier Value)	$0.00

Final Valuation Date	$90.00 (greater than or equal to the Barrier Value and Contingent Interest Barrier Value)	$1,000.00 (Principal Amount) + $ 30.375 (Contingent Interest Payment) $1,030.375 (Total Payment on Maturity Date)
Because TD does not elect to call the Notes prior to maturity and the Closing Value of the Reference Asset on each Contingent Interest Observation Date prior to the Final Valuation Date is less than the Contingent Interest Barrier Value, we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates. Because the Final Value is greater than or equal to the Barrier Value and the Contingent Interest Barrier Value on the Final Valuation Date (which is also the final Contingent Interest Observation Date), on the Maturity Date, we will pay you a cash payment equal to $1,030.375 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment, a return of 3.0375% per Note.

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Example 3 —
The Closing Value of the Reference Asset is Less Than the Contingent Interest Barrier Value on Each of the Contingent Interest Observation Dates Prior to the Final Valuation Date, TD Does Not Elect to Call the Notes Prior to Maturity and the Final Value is Less Than the Barrier Value and Contingent Interest Barrier Value.

	Closing Value	Payment (per Note)
First Contingent Interest Observation Date	$50.00 (less than the Contingent Interest Barrier Value)	$0
Second through Seventh Contingent Interest Observation Dates	Various (all less than the Contingent Interest Barrier Value)	$0
Final Valuation Date	$40.00 (less than the Barrier Value and Contingent Interest Barrier Value)	= Physical Delivery Amount x Final Value = 10.0000 x $40.00 = $400.00* (Value of Physical Delivery Amount)
* Represents the cash value of the Physical Delivery Amount on the Final Valuation Date. Because the Notes are physically settled, the actual value received and the total return on the Notes on the Maturity Date depends on the value of the Reference Asset on the Maturity Date.
Because TD does not elect to call the Notes prior to maturity and the Closing Value of the Reference Asset on each Contingent Interest Observation Date prior to the Final Valuation Date is less than the Contingent Interest Barrier Value, we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates. Because the Final Value is less than the Barrier Value and the Contingent Interest Barrier Value, on the Maturity Date we will deliver a number of shares of the Reference Asset equal to the Physical Delivery Amount, for a total of $400.00* per Note, a loss of 60.00% per Note. The value of the shares received on the Maturity Date and the total return on the Notes at that time depends on the value of the Reference Asset on the Maturity Date.
Investors should note that, because we will deliver the Physical Delivery Amount instead of paying an amount in cash at maturity, the actual value of the Physical Delivery Amount you receive will be determined on the Maturity Date and such value may be less than the payment that investors would have received at maturity had we instead paid an amount in cash, as a result of any decrease in the value of the Reference Asset during the period between the Final Valuation Date and the Maturity Date.

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Information Regarding the Reference Asset
The Reference Asset is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The graph below sets forth the information relating to the historical performance of the Reference Asset. The graph below shows the daily historical Closing Values of the Reference Asset for the period specified. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg Professional® service (“Bloomberg”).  The Closing Values may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
Palantir Technologies Inc.
According to publicly available information, Palantir Technologies Inc. (“Palantir”) builds software platforms for government and commercial institutions. Information filed by Palantir with the SEC can be located by reference to its SEC file number: 001 39540, or its CIK Code: 0001321655. Palantir’s common stock is listed on the New York Stock Exchange under the ticker symbol “PLTR” and commenced trading on September 30, 2020. Accordingly, the common stock of Palantir has limited historical performance and an investment with a return based on its performance may be more risky than a comparable investment with a return based on the performance of a common stock with a more established record of performance. The future performance of the common stock of Palantir cannot be predicted based on its historical performance and may bear little or no relation to its historical performance.
Historical Information
The graph below illustrates the performance of the Reference Asset from September 30, 2020 through August 27, 2021. The dotted line represents the Contingent Interest Barrier Value and Barrier Value of $12.855, which is equal to 50.00% of the Initial Value.
Palantir Technologies Inc. (PLTR)

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion applies to you only if you are a U.S. holder, as defined in the product prospectus supplement. An investment in the Notes is not appropriate for non-U.S. holders and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes as prepaid derivative contracts with respect to the Reference Asset. If your Notes are so treated, any Contingent Interest Payments paid on the Notes (including any Contingent Interest Payments paid with respect to a Call Payment Date or on the Maturity Date) would be treated as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Upon the taxable disposition of your Notes, you generally should recognize gain or loss equal to the difference between the amount realized on such taxable disposition (adjusted for amounts or proceeds attributable to any accrued and unpaid Contingent Interest Payments, which would be treated as ordinary income) and your tax basis in the Notes. Your tax basis in a Note generally should equal your cost for the Note. Such gain or loss should generally be short-term capital gain or loss. The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a Contingent Interest Payment Date, but that could be attributed to an expected Contingent Interest Payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
If on the Maturity Date you receive a number of shares of the Reference Asset equal to the Physical Delivery Amount, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares received. You should generally not recognize gain or loss with respect to the receipt of the shares. Instead, consistent with the position described above, your basis in the Reference Asset received should equal the price paid to acquire the Notes, and that basis will be allocated proportionately among the shares. The holding period for the shares of the Reference Asset will begin on the day after beneficial receipt of such shares. With respect to any cash received in lieu of a fractional share of the Reference Asset, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of a number of shares of the Reference Asset equal to the Physical Delivery Amount could be treated as a taxable settlement of the Notes followed by a purchase of the shares of the Reference Asset pursuant to the original terms of the Notes. If this receipt is so treated, you (i) should recognize capital gain or loss equal to the difference between the fair market value of the shares received at such time plus the cash received in lieu of a fractional share, if any, and the amount paid for the Notes, (ii) should take a basis in such shares in an amount equal to their fair market value at such time and (iii) should have a holding period in such shares beginning on the day after beneficial receipt of such shares.
This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any shares of the Reference Asset that you may receive in connection with your investment in the Notes. If you receive the shares of the Reference Asset on the Maturity Date, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You should carefully review the potential tax consequences that are set forth in the prospectuses for the shares the Reference Asset. Further, you should consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares of the Reference Asset received at maturity.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences – Alternative Treatments” in the product prospectus supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

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Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. You are urged to consult your tax advisor concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
You are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including possible alternative treatments) and any shares of the Reference Asset received, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount specified on the cover page hereof and will use all of that commission to allow selling concessions to other registered broker-dealers in connection with the distribution of the Notes. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD, including but not limited to TD Ameritrade, Inc., participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-17

Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions, and are set forth in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate”.
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

TD SECURITIES (USA) LLC	P-18

Validity of the Notes
In the opinion of Cadwalader, Wickersham & Taft LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated May 24, 2019 which has been filed as Exhibit 5.3 to the registration statement on Form F-3 filed by TD on May 24, 2019.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated May 24, 2019, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on May 24, 2019.

TD SECURITIES (USA) LLC	P-19